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                                                                    EXHIBIT 4.2




                    CERTIFICATE OF THE POWERS, DESIGNATIONS,
                         PREFERENCES AND RIGHTS OF THE

                      SERIES A CONVERTIBLE PREFERRED STOCK
                               ($.001 PAR VALUE)
                   (LIQUIDATION PREFERENCE $50.00 PER SHARE)

                                       OF

                        BOLDER TECHNOLOGIES CORPORATION

                             ______________________


           PURSUANT TO SECTION 151(g) OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

                             ______________________



         THE UNDERSIGNED, being the President and Chief Executive Officer of Bolder Technologies Corporation, a Delaware corporation (the "Company"), DOES HEREBY CERTIFY that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware and pursuant to authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation), the Board of Directors of the Company has duly adopted resolutions providing for the issuance of a series of its preferred stock and fixing the relative powers, designations, preferences and rights of such stock and the qualifications, limitations and restrictions thereof. These resolutions are as follows:

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation, the issuance of a series of preferred stock, par value $.001 per share, which shall consist of three hundred thirty-six thousand two hundred (336,200) of the five million (5,000,000) shares of preferred stock that the Company now has authority to issue, be, and the same hereby is, authorized, and the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation that may be applicable to the preferred stock of this series) as follows:
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         1.      NUMBER OF SHARES AND DESIGNATION.  Three hundred thirty-six thousand two hundred (336,200) shares of the preferred stock, $.001 par value per share, of the Company are hereby constituted as a series of the preferred stock designated as Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock").

         2. DEFINITIONS. For purposes of the Series A Preferred Stock, in addition to those terms otherwise defined herein, the following terms shall have the meanings indicated:

                 (a) "BOARD OF DIRECTORS" shall mean the board of directors of the Company or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

                 (b) "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in the State of Colorado are authorized or obligated by law or executive order to close.

                 (c) "CLOSING PRICE" of a security with respect to any day shall mean the average of the daily closing prices for the ten (10) consecutive Trading Dates commencing twelve (12) Trading Dates before such day. The closing price for each Trading Date shall be the reported last sales price, regular way, for the security or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, for the security in either case as reported on the New York Stock Exchange or the principal national securities exchange on which the security is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on The Nasdaq Stock Market, Inc. ("Nasdaq") National Market, or if such security is not quoted on such The Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq. If the Closing Price cannot be so determined, then the Closing Price shall be determined:

                          (i)     by the written agreement of the Company and
the holders of shares of Series A Preferred Stock representing a majority of the Common Shares then obtainable from the conversion of outstanding shares of Series A Preferred Stock, or

                          (ii)    in the event that no such agreement is
reached within twenty (20) days after the event giving rise to the need to determine the Closing Price, by the agreement of two arbitrators, one of whom shall be selected by the Company and the other of whom shall be selected by such majority holders or

                          (iii)   if the two arbitrators so selected fail to
agree within twenty (20) days, by a third arbitrator selected by the mutual agreement of the other two (with all costs and expenses of any arbitrators to be paid by the Company).

The Company shall cooperate to permit any determination under the preceding clauses (i), (ii) or (iii).

                 (d) "COMMON STOCK" shall mean the Common Stock of the Company, par value $.001 per share.





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                 (e)      "COMMON SHARES" shall have the meaning set forth in
Section 7 hereof.

                 (f) "COMPANY NOTICE" shall have the meaning set forth in paragraph (d) of Section 5.

                 (g) "CONVERSION PRICE" shall mean the Conversion Price per Common Share into which the Series A Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 7 hereof. The initial Conversion Price shall be ($15.00).

                 (h) "DIVIDEND PAYMENT DATE" shall have the meaning set forth in paragraph (a) of Section 3 hereof.

                 (i) "DIVIDEND PAYMENT RECORD DATE" shall have the meaning set forth in paragraph (a) of Section 3 hereof.

                 (j) "DIVIDEND PERIODS" shall mean the interval beginning on the most recent Dividend Payment Date and ending on and including the day immediately preceding the next succeeding Dividend Payment Date.

                 (k) "FUNDAMENTAL CHANGE" shall have the meaning set forth in paragraph (c) of Section 8 hereof.

                 (l) "INITIAL DIVIDEND PERIOD" shall mean the interval beginning on the Issue Date to and including December 31, 1997.

                 (m) "ISSUE DATE" shall mean the first date on which shares of the Series A Preferred Stock are issued.

                 (n) "PERSON" shall mean any individual, association, partnership, corporation, a government or a political subdivision thereof, a governmental agency or other entity, and shall include any agency successor (by merger or otherwise) of such entity.

                 (o)      "TRADING DATE" with respect to Common Shares means
(i) if the Common Shares are listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange is open for business, or (ii) if the Common Shares are quoted on The Nasdaq National Market, a day on which trades may be made on The Nasdaq National Market, or
(iii) otherwise, any Business Day.

                 (p) "TRANSFER AGENT" means the American Stock Transfer & Trust Company, or such other agent or agents of the Company as may be designated by the Board of Directors of the Company as the transfer agent for the Series A Preferred Stock.

         3.      DIVIDENDS.

                  (a) Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of the funds of the Company legally available





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therefor, a semi-annual dividend payable in Common Stock or cash or a combination of Common Stock and cash, at the Board of Directors' option (except that if in the preceding 6 months the Company has paid cash dividends on any preferred stock other than the Preferred Stock with respect to which the Company had the option to pay dividends in Common Stock, such semi-annual dividend on the Preferred Stock shall be paid in cash), from the Issue Date for the Initial Dividend Period and for each Dividend Period thereafter, at an annual rate equal to (i) $4.00 per share of Series A Preferred Stock to the extent the dividend is paid in cash and (ii) $4.50 per share of Series A Preferred Stock to the extent the dividend is paid in Common Stock (and, in the case of any accrued but unpaid dividends, upon liquidation as provided under
Section 4 hereof, upon redemption as provided under Section 5 hereof and upon conversion as provided under Section 7 hereof). Notwithstanding the above, the Company will not declare and cause to be paid dividends on the Series A Preferred Stock in shares of Common Stock until a registration statement covering the resale of such shares of Common Stock has been filed with the Securities and Exchange Commission and has been declared effective thereby. If December 31 and June 30 of each year (each a "Dividend Payment Date") or any other Dividend Payment Date shall be on a day other than a Business Day, then the Dividend Payment Date shall be on the next succeeding Business Day. Dividends on the Series A Preferred Stock will be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends, whether or not such dividends are declared, and whether or not there are other legal or contractual restrictions on the declaration or payment of such dividends. Dividends will be payable to holders of record as they appear on the stock books of the Company on the Dividend Payment Record Date (the "Dividend Payment Record Date"), which shall be not more than 60 days nor less than 10 days preceding the Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. The amount of dividends payable per share of Series A Preferred Stock for each full semi-annual Dividend Period shall be computed by dividing the annual dividend rate by two. Dividends on the Series A Preferred Stock shall accrue (whether or not declared) on a daily basis from the Issue Date in the amounts described above. Accrued dividends for each Dividend Period shall accumulate to the extent not paid on the Dividend Payment Date first following the Dividend Period for which they accrue. As used herein, the term "accrued" with respect to dividends includes both accrued and accumulated dividends.

                 (b) If, and to the extent, the Board of Directors elects to pay dividends on the Series A Preferred Stock in Common Stock, the number of shares of Common Stock that shall be issued in payment of such dividend shall be equal to the amount of such dividend specified in (a) of this Section 3 for dividends payable in Common Stock divided by the Closing Price as of the relevant Dividend Payment Date. No fractional shares of Common Stock shall be issued in connection with such a dividend, but, in lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of Series A Preferred Stock held by the holder thereof, the holder shall have the right to receive an amount in cash equal to the same fraction of the Closing Price as of the Dividend Payment Date for such dividend.

                 (c) Holders of shares of Series A Preferred Stock called for redemption on a redemption date falling between the close of business on a Dividend Payment Record Date and





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the opening of business on the corresponding Dividend Payment Date shall, in lieu of receiving such dividend payment on the Dividend Payment Date fixed therefor, receive an amount equal to such dividend payment (consisting of all accumulated and unpaid dividends through and including the redemption date) on the date fixed for redemption (unless such holder converts such shares of Series A Preferred Stock in accordance with Section 7 hereof). If a conversion of shares of Series A Preferred Stock occurs between a Dividend Payment Record Date and the corresponding Dividend Payment Date, the dividends payable on the conversion date under Section 7 hereof shall be calculated through and including such conversion date. If, for whatever reason (i) any share of Series A Preferred Stock has not been converted pursuant to Section 7 hereof on a conversion date, or (ii) all payments have not been made with respect to any share of Series A Preferred Stock as required by Section 5 on a redemption date or all payments have not been made with respect to any share of Series A Preferred Stock as required by Section 8 on a repurchase date (other than because of a failure by the holder thereof to tender such shares for payment on such date) then, notwithstanding any other provision hereof, dividends shall continue to accrue on such outstanding shares until paid.

                 (d) If the Company shall, after the Issue Date, fix a record date for the making of a Distribution on Common Stock to holders of its Common Stock (other than any distribution referred to in Section 7(d) hereof and cash dividends paid out of retained earnings of the Company determined under generally accepted accounting principles consistently applied), the Company shall set aside in an escrow reasonably acceptable to the holders of a majority of the Series A Preferred Stock, the Distribution on Common Stock to which they would have been entitled if they had converted all of the Series A Preferred Stock held by them for the Company's Common Stock immediately prior to the record date for the purpose of determining stockholders entitled to receive such Distribution on Common Stock and any such Distribution on Common Stock shall thereafter be distributed from time to time out of such escrow to persons converting the Series A Preferred Stock (immediately upon conversion) to the extent such Distribution on Common Stock relates to the shares of Series A Preferred Stock then being converted. As used herein, the term "Distribution on Common Stock" means a distribution to holders of the Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of (i) assets (including any cash dividends or distributions), (ii) evidences of indebtedness or other securities of the Company or of any entity other than the Company or (iii) subscription rights, options or warrants to purchase any of the foregoing assets or securities, whether or not such rights, options or warrants are immediately exercisable.

                 (e) The amount of dividends payable on the Series A Preferred Stock for the Initial Dividend Period and any other Dividend Period shorter or longer than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the cumulative and other dividends herein provided. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.





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                 (f)      So long as any shares of the Series A Preferred Stock
are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Company ranking, as to dividends, on a parity with the Series A Preferred Stock, for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and an amount sufficient for the payment thereof set apart for such payment, on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment, or setting apart for payment, of such dividends on such parity stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the Series A Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon such other stock shall be declared pro rata so that the amounts of dividends per share declared on the Series A Preferred Stock and such other stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series A Preferred Stock and on such other stock bear to each other.

                 (g) So long as any shares of the Series A Preferred Stock are outstanding, no other stock of the Company ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Company unless the full cumulative dividends, if any, accrued on all outstanding shares of the Series A Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods.

                 (h) So long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other stock ranking junior to the Series A Preferred Stock, as to dividends and upon liquidation, dissolution or winding up) shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock or any other stock of the Company ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Stock nor any other such stock of the Company ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Company except by conversion into or exchange for stock of the Company ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up unless, in each case the full cumulative dividends, if any, accrued on all outstanding shares of the Series A Preferred Stock and any other stock of the Company ranking on a parity with the Series A Preferred Stock as to dividends shall have been paid or set apart for payment for all past Dividend Periods and all past dividend periods with respect to such other stock.

         4.      LIQUIDATION PREFERENCE.  (a)      In the event of any
liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or





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distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other series or class or classes of stock of the Company ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Series A Preferred Stock shall be entitled to receive from the assets of the Company, whether represented by capital, surplus, reserves or earnings, payment in cash or other assets, if the holders of a majority of the shares of Series A Preferred Stock have agreed to accept the distribution hereunder in assets of the Company, in an amount (the "Preferred Liquidation Value") equal to the greater of (i) $50.00 per share, or (ii) the amount per share of Series
A Preferred Stock that would have been payable had each such share been converted to Common Shares immediately prior to such event of liquidation, dissolution or winding-up pursuant to Section 7 hereof, plus, in either case, an amount per share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. No payment on account of any liquidation, dissolution or winding up of the Company shall be made to the holders of any class or series of stock ranking on a parity with the Series A Preferred Stock in respect of the distribution of assets upon dissolution, liquidation or winding up unless there shall likewise be paid at the same time to the holders of the Series A Preferred Stock like proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Series A Preferred Stock and the holders of all outstanding shares of such parity stock are respectively entitled with respect to such distribution. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Series A Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other stock ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Company with one or more corporations or other entities, (ii) a sale, lease, exchange or transfer of all or any part of the Company's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

                 (b) Subject to the rights of the holders of shares of any series or class of stock ranking on a parity with or prior to the Series A Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of Series A Preferred Stock, as provided in this Section 4, any other series or class or classes of stock ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series A Preferred Stock shall not be entitled to share therein.

                 (c) Written notice of any liquidation, dissolution or winding up of the Company, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage





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prepaid, not less than thirty (30) calendar days prior to any payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Transfer Agent.

         5.      REDEMPTION.

                 (a) Any redemption of Series A Preferred Stock pursuant to this Section 5 shall be at a price equal to $50.00 per share of Series A Preferred Stock, plus in each case an amount equal to accrued and unpaid dividends, if any, to (and including) the redemption date, whether or not earned or declared (the "Redemption Price"). The Redemption Price may be paid in cash or, at the Company's option, subject to the provisions of this Section 5, in Common Shares or in a combination of Common Shares and cash. If, and to the extent, the Company elects to pay the Redemption Price for the Series A Preferred Stock in Common Shares, then such number of Common Shares payable to a holder of Series A Preferred Stock shall be equal to the greater of (i) the number of Common Shares into which the shares of Series A Preferred Stock held by the holder of such Series A Preferred Stock could be converted as of the date on which notice of such redemption is given by the Company or (ii) the number of Common Shares determined by dividing the Redemption Price payable to such holder of Series A Preferred Stock by the Closing Price as of the date on which notice of such redemption is given by the Company.

                 (b) At any time on or after October 8, 1999 (and not before) and prior to October 8, 2002, if the daily closing price (as referred to in the second sentence of the definition of "Closing Price" in Section 2) of the Common Shares has been $30.00 (a 100% premium to the Conversion Price) or higher for the 30 consecutive Trading Dates commencing 32 Trading Dates before the date of the notice of redemption under Section 5(d), the Company may at its option (subject to the other provisions of this Section 5) redeem all or a portion of the outstanding Series A Preferred Stock pursuant to this Section 5(b).

                 (c) At any time on or after October 8, 2000 (and not before) and prior to October 8, 2002, if the daily closing price (as referred to in the second sentence of the definition of "Closing Price" in Section 2) of the Common Shares has been $26.25 (a 75% premium to the Conversion Price) or higher for the 30 consecutive Trading Dates commencing 32 Trading Dates before the date of the notice of redemption under Section 5(d), the Company may at its option (subject to the other provisions of this Section 5) redeem all or a portion of the outstanding Series A Preferred Stock pursuant to this Section 5(b).

                 (d) On October 8, 2002 (or, if such date is not a Business Day, the next succeeding Business Day), the Company shall (subject to the other provisions of this Section 5) redeem all the outstanding Series A Preferred Stock pursuant to this Section 5(d); provided, that if the Company intends to elect in accordance with this Section 5 to pay the Redemption Price in Common Shares and, having used its reasonable best efforts to do so, has not been able to arrange for the firm commitment underwriting referred to in
Section 5(e)(xi) below prior to such date, the Company shall not be required to redeem the Series A Preferred Stock for cash on such date but shall be required to (i) redeem for the Redemption Price payable in Common Shares all Series A Preferred Stock held by holders who waive the firm commitment underwriting





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requirements herein, and (ii) if any Series A Preferred Stock is not so redeemed, to continue to use its reasonable best efforts to arrange for such firm commitment underwriting as promptly as practicable thereafter and shall effect the redemption of all outstanding shares of Series A Preferred Stock upon arranging for such firm commitment underwriting.

                 (e) In the event the Company shall elect to redeem shares of Series A Preferred Stock pursuant to Section 5(b) or 5(c) or shall be required to redeem shares of Series A Preferred Stock pursuant to Section 5(d), a notice of such redemption shall be given by the Company (a "Company Notice") by first class mail, postage prepaid, mailed not less than 30 nor more than 90 calendar days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Company. Each such notice shall state:

                          (i)     the redemption date;

                          (ii)    the number of shares of Series A Preferred
Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

                          (iii)   the Redemption Price;

                          (iv)    whether the Redemption Price will be paid in
Common Shares or cash, or in a combination of Common Shares and cash;

                          (v)     the place or places where certificates for
such shares of Series A Preferred Stock are to be surrendered for payment of the Redemption Price;

                          (vi)    that payment will be made upon presentation
and surrender of such Series A Preferred Stock;

                          (vii)   the then current Conversion Price and the
date on which the right to convert such shares of Series A Preferred Stock will expire;

                          (viii)  that dividends on the shares to be redeemed
shall cease to accrue following such redemption date;

                          (ix)    whether such redemption is at the option of
the Company;

                          (x)     that dividends accrued to and including the
date fixed for redemption will be paid as specified in said notice on the shares to be redeemed; and

                          (xi)    if the Redemption Price will be paid in
Common Shares, that an investment banking firm mutually acceptable to the Company and the holders of a majority of the shares of Series A Preferred Stock has agreed to proceed with a firm commitment underwriting (A) for holders of Series A Preferred Stock to be redeemed under this Section 5 by such notice,
(B) with respect to the Common Shares obtainable by such holders upon redemption of the Series A Preferred Stock and (C) that will yield net proceeds (after deducting underwriting





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commissions and fees and other expenses of the offering) (which net proceeds may be supplemented by the Company, at its option, to meet the following threshold amounts) (1) in the case of a redemption under Section 5(b), for such holders for such Common Shares equal to at least $30.00 (a 100% premium to the Conversion Price) for each Common Share sold, (2) in the case of a redemption under Section 5(c), for such holders for such Common Shares equal to at least $26.25 (a 75% premium to the Conversion Price) for each Common Share sold, and
(3) in the case of a redemption under Section 5(d), for such holders of such redeemed Series A Preferred Stock equal to the Redemption Price for each redeemed share of Series A Preferred Stock.

         Notice having been mailed as aforesaid, from and after the redemption date, unless the Company shall be in default in providing money or Common Shares for the payment of the Redemption Price (including any accrued and unpaid dividends to (and including) the date fixed for redemption), (1) dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accrue, (2) said shares shall be deemed no longer outstanding, and (3) all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company any moneys or Common Shares payable upon redemption without interest thereon) shall cease except for the rights applicable to any Common Shares paid pursuant to the redemption. Neither the failure to mail a Company Notice required by this paragraph (e) nor any defect in the mailing thereof to a particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to any other holder. If the Company chooses to redeem the Series A Preferred Stock for cash, its obligation to provide moneys in accordance with this paragraph shall be deemed fulfilled if, on or before the redemption date, the Company shall deposit with a bank or trust company having an office or agency in Denver, Colorado or New York, New York, and having a capital and surplus of at least $50,000,000, the principal amount of funds necessary for such redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be applied to the redemption of the shares of Series A Preferred Stock so called for redemption. Any interest accrued on such funds shall be paid to the Company from time to time. Any funds so deposited and unclaimed at the end of two years from such redemption date shall be released or repaid to the Company, after which, subject to any applicable laws relating to escheat or unclaimed property, the holder or holders of such shares of Series A Preferred Stock so called for redemption shall look only to the general funds of the Company for payment of the Redemption Price.

         Upon surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Company at the applicable Redemption Price aforesaid. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding shares of Series A Preferred Stock not previously called for redemption by lot or pro rata (as near as may be) or by any other equitable method determined by the Company in its sole discretion. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         Notwithstanding the foregoing, if the Company Notice of redemption has been given pursuant to this Section 5 and any holder of shares of Series A Preferred Stock shall, prior to the close of business on the third Business Day preceding the redemption date, give written notice to the Company pursuant to
Section 7(b) or 7(c) hereof of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company), then the conversion of such shares to be redeemed shall become effective as provided in Section 7.

                 (f)      In the case of a redemption under Section 5(b),
Section 5(c) or Section 5(d) hereof, if the Redemption Price will be paid, in whole or in part, in Common Shares, within 20 days after the receipt of the Company Notice described in Section 5(e) hereof, each holder of Series A Preferred Stock shall notify the Company whether or not it elects to participate in such underwritten offering (the failure to timely provide the required notice being deemed an election not to participate in such underwritten offering for purposes of this Section 5). As soon as practicable thereafter, the Company and the holders wishing to participate in such underwritten offering will, using such investment banking firm, proceed with a registration, qualification and offering of the Common Shares obtainable upon conversion of the Series A Preferred Stock held by such holders wishing to participate and subject to required redemption by the Company under the notice given under Section 5(e) hereof. It shall be a condition to the obligation of selling holders to close under such firm commitment underwriting that such underwriting shall net to the holders wishing to participate in such underwritten offering an amount (after deducting underwriting commissions and fees and other expenses of the underwriting) at least equal to the amounts stated in Section 5(e)(xi)(C)(1), (2) or (3), as the case may be.

                 (g) An election by any holders under the first sentence of Section 5(f) hereof to participate in an underwritten public offering shall suspend any redemption under this Section 5 with respect to Series A Preferred Stock held by such holders. If such holders who notified the Company that they wished to participate in the public offering refuse to close under the underwriting agreement despite the satisfaction of all conditions therein to their obligation to close thereunder, then the Company shall redeem the Series A Preferred Stock held by such holders scheduled for redemption in accordance with the notice given under Section 5(e) hereof; any such required redemption shall be made no later than the date (which shall be a Business Day) to be specified (not more than 20 days or less than 5 days after such failure to close) to such holders by the Company. If any underwriting under Section 5(f) does not close due to one or more of the conditions to the sellers' obligations to close under the underwriting agreement not being satisfied, then the notice of the Company requiring redemption of the Series A Preferred Stock described in Section 5(e) hereof shall be rescinded with respect to the shares held by the holders electing to participate in such offering, subject, in the case of a redemption pursuant to Section 5(d) hereof, to an obligation of the Company to use its reasonable best efforts to arrange as promptly as practicable thereafter for another firm commitment underwriting for the Common Shares issuable in connection with such redemption and to effect the redemption of all outstanding shares of Series A Preferred Stock upon arranging for such firm commitment underwriting.

                 (h) Neither the Company nor any of its subsidiaries shall repurchase any outstanding shares of Series A Preferred Stock unless the Company on the same terms either (i) offers to purchase all of the then outstanding shares of Series A Preferred Stock or (ii) offers to purchase shares of Series A Preferred Stock from the holders thereof in proportion to the respective number of shares of Series A Preferred Stock held by each holder. In any such repurchase by the Company, if all shares of Series A Preferred Stock are not being repurchased, then the number of shares of Series A Preferred Stock to be repurchased shall be allocated among all shares of Series A Preferred Stock held by holders who accept the Company's repurchase offer so that the shares of Series A Preferred Stock are repurchased from such holders in proportion to the respective number of shares of Series A Preferred Stock held by each such holder who accepts the Company's offer (or in such other proportion as agreed by all such holders who accept the Company's offer). Nothing in this Section 5(h) shall (i) obligate a holder of shares of Series A Preferred Stock to accept the Company's repurchase offer or (ii) prevent the Company from redeeming shares of Series A Preferred Stock in accordance with the terms of Sections 5(a) through (g) hereof.

         6. SHARES TO BE RETIRED. Any share of Series A Preferred Stock converted, redeemed or otherwise acquired by the Company shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as shares of preferred stock of one or more other series but not as shares of Series A Preferred Stock.

         7. CONVERSION. Holders of shares of Series A Preferred Stock shall have the right to convert all or a portion of such shares (including fractions of such shares) into fully paid and non-assessable shares of Common Stock or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof (such shares, the "Common Shares"), as follows:

                 (a) Subject to and upon compliance with the provisions of this Section 7, a holder of shares of Series A Preferred Stock shall have the right, at the option of such holder, at any time after the expiration of 60 days following the last date of original issuance of the Series A Preferred Stock, to convert any of such shares (or fractions thereof) into the number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing (x) the product of (i) the number of shares to be converted and (ii) $50.00 per share by (y) the Conversion Price, and by surrender of such shares, such surrender to be made in the manner provided in paragraph (b) of this Section 7; provided, however, that the right to convert shares called for redemption pursuant to
Section 5 shall terminate at the close of business on the third Business Day preceding the date fixed for such redemption, unless the Company shall default in making payment of the amount payable upon such redemption. Subject to the following provisions of this Section 7(a), any share of Series A Preferred Stock may be converted, at the option of its holder, in part into Common Shares under the procedures set forth above. If a part of a share of Series A Preferred Stock is converted, then the Company will convert such share into the appropriate number of Common Shares (subject to paragraph (c) of this Section
7) and issue a fractional share of Series A Preferred Stock evidencing the remaining interest of such holder. The Common Shares issuable upon conversion of the shares of Series A Preferred Stock, when such Common Shares shall be issued in accordance with the terms hereof, shall be duly authorized, validly issued, fully paid and non-assessable Common Shares held by the holders thereof.

                 (b) In order to exercise the conversion right, the holder of each share of Series A Preferred Stock (or fraction thereof) to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Company or in blank, at the office or agency of the Transfer Agent in New York, NY, accompanied by written notice to the Company that the holder thereof elects to convert the holder's Series A Preferred Stock or a specified portion thereof. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series A Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any required transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid).

         Within five (5) Business Days after receipt of any share of Series A Preferred Stock and an election to convert all or a portion of such share of Series A Preferred Stock under this Section 7, the Company will pay, out of funds legally available therefor, to the holder of such share of Series A Preferred Stock full cumulative dividends, if any, accrued to the effective date of conversion of such share of Series A Preferred Stock and relating to the portion of such share to be converted; provided, however, that if a share of Series A Preferred Stock is surrendered for conversion between a Dividend Payment Record Date and a Dividend Payment Date, the Company shall only be obligated to pay such full cumulative dividends to the record holder of such share of Series A Preferred Stock on the Dividend Payment Record Date.

         As promptly as practicable after the surrender of certificates for shares of Series A Preferred Stock as aforesaid and in any event within five
(5) Business Days thereafter (unless such conversion is in connection with an underwritten public offering of Common Shares as specified in a written notice provided to the Company, in which event concurrently with such conversion) the Company shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of Common Shares issuable upon the conversion of such shares in accordance with the provisions of this Section 7, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

         Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificate or certificates for shares of Series A Preferred Stock shall have been surrendered and such notice received by the Company as aforesaid (except that if such conversion is in connection with an underwritten public offering of Common Shares, then such conversion shall be deemed to have been effected upon such surrender), and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the

Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date and at the time referred to above. All Common Shares delivered upon conversion of the Series A Preferred Stock will, upon delivery, be duly authorized, validly issued and fully paid and non-assessable.

                 (c) In connection with the conversion of any shares of Series A Preferred Stock, fractions of such shares may be converted; however, no fractional shares or securities representing fractions of Common Shares shall be issued upon conversion of the Series A Preferred Stock. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a share of Series A Preferred Stock (or fraction thereof), the Company shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the daily closing price (as referred to in the second sentence of the definition of "Closing Price") of a Common Share on the Trading Date immediately preceding the date of conversion multiplied by the fraction of a share of Common Stock represented by such fractional interest. If more than one share (or fraction thereof) of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock (or fractions thereof) so surrendered.

                 (d) The Conversion Price shall be adjusted from time to time as follows:

                          (i)     STOCK DIVIDENDS AND STOCK SPLITS.  If at any
time after the Issue Date, (i) the Company shall fix a record date for the issuance of any dividend payable in Common Shares or (ii) the number of Common Shares shall be increased by a subdivision or split-up of Common Shares, then, on the record date fixed for the determination of holders of Common Shares entitled to receive such dividend or immediately after the effective date of such subdivision or split-up, as the case may be, the number of shares to be delivered upon surrender of any share of Series A Preferred Stock for conversion will be appropriately increased so that each holder of Series A Preferred Stock thereafter will be entitled to receive the number of Common Shares that such holder would have owned immediately following such action had such share of Series A Preferred Stock been surrendered for conversion immediately prior thereto, and the Conversion Price will be appropriately adjusted. The time of occurrence of an event giving rise to an adjustment made pursuant to this paragraph d(i) shall, in the case of a subdivision or split-up, be the effective date thereof and shall, in the case of a stock dividend, be the record date thereof.

                          (ii)    COMBINATION OF STOCK.  If the number of
Common Shares outstanding at any time after the Issue Date shall have been decreased by a combination of the outstanding Common Shares, then, immediately after the effective date of such combination, the number of shares to be delivered upon surrender of any share of Series A Preferred Stock for conversion will be appropriately decreased so that each holder of Series A Preferred Stock thereafter will be entitled to receive the number of Common Shares that such holder would have owned immediately following such action had such share of Series A Preferred Stock been surrendered for conversion immediately prior thereto, and the Conversion Price will be appropriately adjusted.

                          (iii)   REORGANIZATION.  If any capital
reorganization of the Company, or any reclassification of the Common Stock, or any consolidation of the Company with or merger of the Company with or into any other corporation or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other person (including any individual, partnership, joint venture, corporation, trust or group thereof) shall be effected in such a way that the Common Shares shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), then, upon surrender of the Series A Preferred Stock for conversion in accordance with the terms of this Section 7, each holder shall have the right to receive the kind and amount of stock and other securities and property receivable (including cash or any combination thereof) upon such reorganization, reclassification, consolidation, merger or sale, lease or other transfer by a holder of the number of Common Shares that such holder of the Series A Preferred Stock would have been entitled to receive upon surrender of the Series A Preferred Stock for conversion pursuant to this Section 7 had the Series A Preferred Stock been surrendered for conversion immediately prior to such reorganization, reclassification, consolidation, merger or sale, lease or other transfer. As a condition to any such transaction, the Company shall require such person to confirm in writing the rights of the holders of Series A Preferred Stock pursuant to this paragraph (d)(iii).

                          (iv)    RIGHTS OFFERING.  If the Company at any time
after the Issue Date shall issue or sell or fix a record date for the issuance of rights, options or warrants to all holders of Common Shares entitling the holders thereof to subscribe for or purchase or otherwise acquire Common Shares (or securities convertible into or exchangeable for Common Shares), in any such case, at a price per share (or having a conversion price or exchange value per share) that, together with the value (if for consideration other than cash, as determined in good faith by the Board of Directors) of any consideration paid for any such rights, options or warrants is less than the Closing Price of the Common Shares as of the date of such issuance or sale or as of such record date, then, immediately after such record date, the number of shares to be delivered upon surrender of the Series A Preferred Stock for conversion shall be appropriately increased so that each holder thereafter will be entitled to receive the number of Common Shares determined by multiplying the number of Common Shares such holder would have been entitled to receive immediately before the date of such issuance or sale on such record date by a fraction, the numerator of which will be the number of Common Shares outstanding on such date plus the number of additional Common Shares offered for subscription or purchase (or into which the convertible securities so offered are initially convertible) and the denominator of which will be the number of Common Shares outstanding on such date plus the number of Common Shares that the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such Closing Price, and the Conversion Price shall be appropriately adjusted. Notwithstanding the foregoing, rights issued by the Company to all holders of its Common Shares entitling the holders thereof to subscribe for or purchase securities of the Company, which rights (i) are deemed to be transferred with such Common Shares, (ii) are not immediately exercisable, and (iii) are also issued in respect of future issuances of Common Shares pursuant to a stockholder rights plan or similar plan of the Company, in each case in clauses (i) through (iii) until the occurrence of a specified event or events, shall for purposes of this paragraph (d) of this Section 7 not be deemed issued until the occurrence of the earliest such specified event.

                          (v)     NO ADJUSTMENTS TO EXERCISE PRICE.  No
adjustment in the number of Common Shares issuable upon conversion and consequently the Conversion Price in accordance with the provisions of Sections 7(d)(i)-(iv) above need be made if such adjustment would amount to a change in such Conversion Price of less than $.05; provided, however, that the amount by which any adjustment is not made by reason of the provisions of this section shall be carried forward and taken into account at the time of any subsequent adjustment in the Conversion Price; and provided further, that adjustment shall be required and made in accordance with the provisions of this Section 7 not later than such time as may be required in order to preserve the tax free nature of a distribution to the holder of any Common Share. Anything in this
Section 7 to the contrary notwithstanding, the Company shall be entitled to the extent permitted by law to make such reductions in the Conversion Price, in addition to those required by this Section 7, as it in its sole discretion shall determine to be advisable in order to avoid or diminish any income tax to any holder of Common Share resulting from any dividend or distribution of capital stock or rights or warrants to purchase capital stock or from any event treated as such for income tax purposes or for any other reasons.

                          (vi)    READJUSTMENTS, ETC.  If an adjustment is made
under Sections 7(d)(i)-(iv) above, and the event to which the adjustment relates does not occur, then any adjustments in the Conversion Price or Common Shares to be delivered upon surrender of the Series A Preferred Stock for conversion that were made in accordance with such paragraphs shall be adjusted back to the Conversion Price and the number of Common Shares to be delivered upon surrender of the Series A Preferred Stock for conversion that were in effect immediately prior to the record date for such event (subject to the effect of any subsequent intervening adjustments).

                 (e) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly file in the custody of its Secretary or an Assistant Secretary at its principal office and with the Transfer Agent an officers' certificate setting forth the adjusted number of Common Shares to be delivered upon surrender of the Series A Preferred Stock for conversion and the Conversion Price after such adjustment, the method of calculation thereof and a brief statement of the facts requiring such adjustment and upon which such adjustment is based. Promptly after each such adjustment, the Company shall cause a copy of such certificate to be mailed to the holder of each share of Series A Preferred Stock at his or her last address as shown on the stock books of the Company. Each such officers' certificate shall be made available at all reasonable times for inspection by each holder of Series A Preferred Stock.

                 (f) In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for conversion pursuant to Section 7 occurs after such record date but before the occurrence of such event, the Company may defer until the actual occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock surrendered for conversion the additional

Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

                 (g) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares the maximum number of Common Shares into which all shares of the Series A Preferred Stock from time to time may be converted, but Common Shares held in the treasury of the Company may, in its discretion, be delivered upon any conversion of shares of Series A Preferred Stock.

         Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value, if any, of the Common Shares issuable upon conversion of the Series A Preferred Stock, the Company will take any corporate action that may in the opinion of its counsel, be necessary in order that the Company may validly and legally issue Common Shares at such adjusted Conversion Price, which shares, when issued, shall be fully-paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

         Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Company will endeavor in good faith and as expeditiously as possible to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

                 (h) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the shares of Series A Preferred Stock (or any other securities issued on account of the Series A Preferred Stock pursuant hereto) or Common Shares on conversion of the Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Series A Preferred Stock (or any other securities issued on account of the Series A Preferred Stock pursuant hereto) or Common Shares in a name other than the name in which the shares of Series A Preferred Stock with respect to which such Common Shares are issued were registered, and the Company shall not be required to make any issue or delivery unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax.

                 (i)      If:

                          (i)     the Company shall authorize the issuance to
all holders of Common Shares of rights or warrants to subscribe for or purchase Common Shares or any other subscription rights or warrants; or

                          (ii)    the Company shall authorize the distribution
to all holders of Common Shares of evidences of its indebtedness or assets (other than cash dividends payable out of retained earnings, distributions excluded from the operation of subparagraph (d)(iv) of this

Section 7, stock dividends or securities issued pursuant to any stockholder rights plan or any similar plan of the Company); or

                          (iii)   there shall be any capital reorganization or
reclassification of the Common Shares (other than a subdivision, split-up or combination of the outstanding Common Shares, an increase in the authorized capital stock of the Company not involving the issuance of any shares thereof, or a change in par value of the Common Shares), or any other consolidation or merger to which the Company is a party (other than a consolidation or merger with a subsidiary in which the Company is the continuing entity and that does not result in any reclassification or change in the Common Shares outstanding) or a sale, lease or transfer of all or substantially all of the assets of the Company; or

                          (iv)    there shall be a voluntary or involuntary
dissolution, liquidation or winding-up of the Company; or

                          (v)     there shall be any other event that would
result in an adjustment pursuant to paragraph (d) of this Section 7 of the Conversion Price or the number of Common Shares that may be issuable upon the conversion of the Series A Preferred Stock;

then the Company will cause to be filed with the Transfer Agent and to be mailed to each holder of Series A Preferred Stock by first class mail addressed to such holder at the address appearing in the stock records of the Company, at least twenty (20) days (or ten (10) days in any case specified in clauses (i) or (ii) above) before the applicable record or effective date hereinafter specified, a notice stating (A) the date as of which the holders of Common Shares of record entitled to receive any such rights, warrants or distributions are to be determined or (B) the date on which any such consolidation, merger, sale, lease, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record will be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, transfer, dissolution, liquidation or winding-up. Such notice shall also state whether such transaction will result in any adjustment in the Conversion Price and, if so, shall state what the adjusted Conversion Price will be and when it will become effective. The failure to give such notice or any defect therein shall not affect the legality or validity of any distribution, right, warrant, consolidation, merger, sale, lease, transfer, dissolution, liquidation or winding-up or the vote upon any such action.

         8. REDEMPTION AT OPTION OF HOLDER UPON A FUNDAMENTAL CHANGE. (a) If a Fundamental Change (as defined in paragraph (c) of this Section 8) occurs, each holder of Series A Preferred Stock shall have the right, at the holder's option, to require the Company to redeem all of such holder's Series A Preferred Stock, or any portion thereof that has an aggregate liquidation value that is a multiple of $50.00, on the date (the "Repurchase Date") selected by the Company that is not less than 10 nor more than 20 days after the Final Surrender Date (as defined in paragraph (b) of this Section 8), at a price per share equal to the Redemption Price. The Company may, at its option, pay all or any portion of such Redemption Price upon a Fundamental Change in Common Shares, provided that if the Company elects to pay all or any portion of the repurchase price in Common Shares, the holders of Series A Preferred Stock electing to sell their shares of Series A Preferred Stock to the Company pursuant to this Section 8 must be given the opportunity to sell the Common Shares received from the Company pursuant to this Section 8 in a firm commitment underwriting by an investment banking firm mutually acceptable to the Company and the holders of a majority of such shares. For purposes of calculating the number of Common Shares issuable upon such redemption, the value of any such Common Shares will be equal to the Closing Price of such Common Shares as of the Repurchase Date. Payment may not be made in Common Shares unless (i) the issuance or resale of such shares has been, or will be registered on or prior to the Final Surrender Date (as defined in paragraph (b) of this Section 8) under the Securities Act of 1933, as amended, or such shares are freely tradable pursuant to an exemption thereunder and (ii) such shares are listed on a United States national securities exchange or quoted on the National Market of NASDAQ at (or immediately after) the time of payment.

                 (b) Within 30 days after the occurrence of a Fundamental Change, the Company must mail to all holders of record of the Series A Preferred Stock a Company Notice containing the information set out in paragraph (e) of Section 5, except that, for purposes of this Section 8 only, instead of stating that a redemption is occurring at the option of the Company, the Company Notice shall describe the occurrence of such Fundamental Change and of the redemption right arising as a result thereof. The Company must cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, the City of New York. At least two Business Days prior to the Repurchase Date, the Company must publish a similar notice stating whether and to what extent the Redemption Price will be paid in cash or Common Shares. To exercise the redemption right, a holder of Series A Preferred Stock must surrender, on or before the date that is, subject to any contrary requirements of applicable law, 60 days after the date of mailing of the Company Notice (the "Final Surrender Date"), the certificate or certificates representing the Series A Preferred Stock with respect to which the right is being exercised, duly endorsed for transfer to the Company, together with a written notice of election.

                 (c) The term "Fundamental Change" shall mean any of the following:

                          (i)     a "person" or "group" (within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with any affiliates thereof, becoming the "beneficial owners" as defined in Rule 13d-3 under the Exchange Act) of Voting Shares (as defined in this Section 8) of the Company entitled to exercise more than 60% of the total voting power of all outstanding Voting Shares of the Company (including any Voting Shares that are not then outstanding of which such person or group is deemed the beneficial owner);

                          (ii)    any consolidation of the Company with, or
merger of the Company into, any other person, any merger of another person (other than a wholly-owned subsidiary of the Company) into the Company, or any sale, lease or transfer of all or substantially all of the assets of the Company to another person (other than a merger (A) that results in the holders of Common Stock of the Company immediately prior to giving effect to such transaction owning shares of capital stock of the surviving corporation in such transaction representing in excess of

40% of the total voting power of all shares of capital stock of such surviving corporation entitled to vote generally in the election of directors and (B) in which the shares of the surviving corporation held by such holders are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the National Market of NASDAQ, are not subject to any right of repurchase by the issuer thereof or any third party and are not otherwise subject to any encumbrance as a result of such transaction, provided, that the surviving corporation amends its charter or certificate of incorporation to include the rights of the Series A Preferred Stock and its terms as set forth herein); or

                          (iii)   the substantial reduction or elimination of a
public market for the Common Shares as the result of the Common Shares ceasing to be approved for quotation on the National Market of NASDAQ or listed on a national securities exchange;

provided, however, that a Fundamental Change shall not occur under clause (i) or (ii) above if either, (x) as of the fifteenth (15th) Trading Date after the public announcement by the Company of such transaction and, if later, three days prior to the consummation of such transaction, the Closing Price is at least equal to 110% of the Conversion Price then in effect on such dates or (y) in the case of clause (ii) above, at least 90% of the consideration (excluding cash payments for fractional shares) in such transaction or transactions to the holders of Common Shares consists of shares of common stock that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the National Market of NASDAQ, and as a result of such transaction or transactions, the Series A Preferred Stock becomes convertible into such common stock.

                 (d) An election by a holder of Series A Preferred Stock to have the Company redeem shares of Series A Preferred Stock pursuant to subsection 8(a) shall become irrevocable at the close of business on the relevant Repurchase Date.

                 (e) The Company agrees that it will not complete any Fundamental Change described in subsection 8(c) unless proper provision has been made to satisfy its obligations under this Section 8.

         For purposes of this Section 8, "Voting Shares" is defined to mean all outstanding shares of any class or classes (however designated) of capital stock entitled to vote generally in the election of members of the Board of Directors.

         9. RANKING. Any class or classes of stock of the Company shall be deemed to rank:

                 (a) prior to the Series A Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preferred Stock.

                 (b) on a parity with the Series A Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different





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



from those of the Series A Preferred Stock, if the holders of such class of stock and the Series A Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation prices, without preference or priority of one over the other; and

                 (c) junior to the Series A Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holder of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

         10. VOTING RIGHTS. (a) In addition to the voting rights provided below, the holders of Series A Preferred Stock will have voting rights on all matters subject to a vote of holders of Common Stock as if such shares of Series A Preferred Stock were converted into the applicable number of Common Shares consistent with Section 7 hereof; provided, however, that notwithstanding the foregoing provisions of this Section 10(a), any holder of Series A Preferred Stock that would be required to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") in connection with the acquisition of Series A Preferred Stock shall not be entitled, pursuant to the provisions of this Section 10(a), to vote in the election of directors of the Company until (i) such holder has notified the Company in writing of its election to exercise its right to vote in the election of directors of the Company pursuant to the provisions of this Section 10(a), (ii) the required filings under the HSR Act have been made and (iii) the waiting period under the HSR Act applicable to the election by such holder described in (i) of this Section 10(a) has expired or been terminated.

                 (b) Notwithstanding (a) above of this Section 10, so long as any shares of the Series A Preferred Stock remain outstanding, the consent of the holders of at least two-thirds (2/3) of the shares of Series A Preferred Stock outstanding at the time, voting separately as a class, given in person or by proxy either in writing (as permitted by law and the Certificate of Incorporation and By-laws of the Company) or at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

                          (i)     the authorization, creation or issuance, or
any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Series A Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up;

                          (ii)    the creation, authorization or issuance of
any class or series of common stock other than the class of Common Stock presently authorized for issuance under the Certificate of Incorporation as in effect on October 8, 1997, subject to changes to the terms thereof hereafter made to the Certificate of Incorporation; provided that (A) there shall be no more than one class (and there shall be no separate series) of Common Stock and
(B) the Company will not permit the par value or the determined or stated value of any shares of the Common Stock receivable upon the conversion of the shares of Series A Preferred Stock to exceed the amount payable therefor upon such conversion and (C) the Company will not take any action that results in any adjustment of the current Conversion Price under this Certificate if the total number of shares of Common Stock then available for issuance upon conversion of all shares of Series A Preferred Stock (and upon conversion of all other then outstanding shares of the Company's capital stock convertible into Common Stock) would be insufficient to satisfy all such conversion rights;

                          (iii)   the amendment, alteration or repeal, whether
by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation of the Company that would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such rights, preferences or voting powers;

                          (iv)    the authorization of any reclassification of
the Series A Preferred Stock;

                          (v)     any increase in the number of shares of
Series A Preferred Stock authorized for issuance;

                          (vi)    the creation, authorization or issuance of
any series or class of stock or any other obligation or security convertible into any capital stock which capital stock is prohibited under clauses (i) or
(ii) above;

                          (vii)   the amendment of this Certificate of
Designations; or

                          (viii)  at any time after October 8, 1997, the
issuance of any shares of Series A Preferred Stock (excluding the issuance of share certificates upon transfers or exchanges of shares by holders (other than the Company) or upon replacement of lost, stolen, damaged or mutilated share certificates.

                 (c)      ADDITIONAL VOTING RIGHTS.

                          (i)     If on the sixth anniversary of the Issue Date
any shares of the Series A Preferred Stock are outstanding, the size of the Board of Directors of the Company shall be increased by such number representing not less than 20% (rounded to the nearest whole number) of the total number of directors after giving effect to the increase in the size of the Board of Directors contemplated by this paragraph and during the period (hereinafter in this Section 10 called the "Class Voting Period") commencing upon such date and ending on the date on which no shares of Series A Preferred Stock remain outstanding, the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock, by the affirmative vote in person or by proxy at a special meeting of holders of Series A Preferred Stock called for such purpose (or at any adjournment thereof) by holders of at least 25% of the then outstanding shares of Series A Preferred Stock or at any annual meeting of stockholders, or by written consent delivered to the Secretary of the Company, with the holders of the Series A Preferred Stock voting as a separate class and with each share of Series A Preferred Stock having one vote, shall be entitled, as a class, to the exclusion of the holders of all other classes or series of capital stock of the Company, to elect such additional number of directors of the Company.

                          (ii)    At any time when such voting right under this
Section 10(c) shall have vested in the holders of shares of Series A Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Company shall, upon the written request of at least 25% of the holders of record of shares of the Series A Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of shares of the Series A Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within 30 days after the personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the political authorities), then the holders of record of at least 25% of the shares of Series A Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for special meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph or, if none, at a place designated by the person selected to call the meeting. Any holder of shares of Series A Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph.

                          (iii)   Any director who shall have been elected by
the holders of Series A Preferred Stock pursuant to this Section 10(c) may be removed at any time during the Class Voting Period, by the vote of the holders of at least two-thirds (2/3) of all of the then outstanding shares of Series A Preferred Stock, voting as a separate class in person or by proxy at a special meeting of holders of shares of Series A Preferred Stock called for such purpose by the holders of at least 25% of the then outstanding shares of Series A Preferred Stock. Any director who shall have been elected by the holders of Series A Preferred Stock may not be removed at any time during the Class Voting Period without the consent of the holders of at least two-thirds (2/3) of all of the then outstanding shares of Series A Preferred Stock. Any vacancy created by the removal, death or resignation of a director elected by the holders of Series A Preferred Stock may be filled during the Class Voting Period by the holders of at least two-thirds (2/3) of all of the then outstanding shares of Series A Preferred Stock by vote in person or by proxy at a special meeting of holders of shares of Series A Preferred Stock of the Company called for such purpose by holders of at least 25% of the then outstanding shares of Series A Preferred Stock.

                          (iv)    The term of any director elected pursuant to
the provisions of this Section 10(c) shall in all events expire at the end of the Class Voting Period and the size of the Board of Directors shall be reduced accordingly.

         11. RECORD HOLDERS. The Company and the Transfer Agent may deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

         12. NOTICES. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt, in the case of a notice of conversion given to the Company as contemplated in Section 7(b) hereof, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: if to the Company, to its offices at 4403 Table Mountain Drive, Golden, Colorado 80403 (Attention: Secretary) or to an agent of the Company designated as permitted by this Certificate of Designations, or, if to any holder of the Series A Preferred Stock, to such holder at the address of such holder of the Series A Preferred Stock as listed in the stock record books of the Company (which may include the records of any transfer agent for the Series A Preferred Stock); or to such other address as the Company or holder, as the case may be, shall have designated by notice similarly given.

         13. RIGHTS PLAN. The Company's ability to adopt a rights plan if so authorized by the Company's Amended and Restated Certificate of Incorporation shall not be limited or restricted in any respect by the provisions of this Certificate, except as provided in Section 7(d)(iv) herein.

         IN WITNESS WHEREOF, this Certificate has been signed by Daniel S. Lankford of the Company, as of the 7th day of October, 1997.

                                       BOLDER TECHNOLOGIES CORPORATION

                                       By:  /s/ Daniel S. Lankford
                                          -------------------------------------
                                          Daniel S. Lankford
                                          President and Chief Executive Officer